Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2015-02

RAI shareholders approve share issuances

in connection with proposed Lorillard, Inc. acquisition

WINSTON-SALEM, N.C. – Jan. 28, 2015 – Reynolds American Inc. (NYSE:RAI) announced that at the company’s special shareholders meeting today, Reynolds American shareholders approved two proposals related to the company’s proposed acquisition of Lorillard, Inc.

RAI shareholders approved (1) the issuance of Reynolds American common stock to shareholders of Lorillard as consideration in the merger pursuant to the Agreement and Plan of Merger, dated as of July 15, 2014; and (2) the issuance of Reynolds American common stock to British American Tobacco p.l.c. through one or more of its wholly owned subsidiaries, pursuant to the Subscription and Support Agreement, dated as of July 15, 2014.

Approval of both proposals is a condition to the obligations of Reynolds American and Lorillard to complete the merger. The completion of the merger remains subject to regulatory approvals and satisfaction or waiver of other conditions. Although no assurance can be given as to if and when the transaction will be completed because it remains subject to regulatory approval and other customary closing conditions, the transaction is expected to close in the first half of 2015. The preliminary results of the Reynolds American shareholder vote at the special meeting is set forth below.

Share Issuance to Lorillard Shareholders

For	Against	Abstention

451,061,061	1,379,674	3,199,826

Share Issuance to British American Tobacco

For	Against	Abstention

451,609,581	1,461,865	2,569,115

The final voting results for each of the proposals voted on at the meeting will be reported on a Current Report on Form 8-K, in accordance with the rules of the U.S. Securities and Exchange Commission.

Web Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include two of the best-selling cigarettes in the U.S.: Camel and Pall Mall. These brands, and its other brands, including Winston, Kool, Doral, Salem, Misty and Capri, are manufactured in a variety of styles and marketed in the U.S.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the U.S. and Sweden, respectively, under the Zonnic brand name.

•	R.J. Reynolds Vapor Company makes and markets VUSE e-cigarettes, a highly differentiated vapor product.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn how RAI and its operating companies are transforming the tobacco industry, go to the RAI website, Transforming Tobacco.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this report that are not historical in nature, including any statements as to regulatory approvals and the expected timing, completion and effects of the proposed Merger, the divestiture, the share purchase and related transactions (collectively, the “Proposed Transactions”), constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this report, and in any documents incorporated by reference, forward-looking statements include, without limitation, statements regarding the benefits of the Proposed Transactions, including future financial and operating results, the combined company’s plans, expectations, beliefs, intentions and future strategies, and other statements that are not historical facts, that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. These statements regarding future events or the future performance or results of the combined company inherently are subject to a variety of risks, contingencies and uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied in the forward-looking statements.

Among the risks, contingencies and uncertainties that could cause actual results to differ from those described in the forward-looking statements or could result in the failure of the Proposed Transactions to be consummated or, if consummated, could have an adverse effect on the results of operations, cash flows and financial position of RAI, are the following: the failure to obtain necessary regulatory or other approvals for the Proposed Transactions, or if obtained, the possibility of being subjected to conditions that could reduce the expected synergies and other benefits of the Proposed Transactions, result in a material delay in, or the abandonment of, the Proposed Transactions or otherwise have an adverse effect on RAI; the obligation to complete the Proposed Transactions even if financing is not available or is available on terms other than those currently anticipated, including financing less favorable to RAI than its current facilities, due to the absence of a financing condition in connection with the Proposed Transactions; the obligation to complete the Proposed Transactions even if there are adverse governmental developments with respect to menthol in cigarettes, and, once completed, the effect of such adverse governmental developments on RAI’s subsidiaries’ sales of products that contain menthol which will represent a substantial portion of RAI’s consolidated sales; the failure to satisfy required closing conditions or complete the Proposed Transactions in a timely manner; the failure to obtain necessary shareholder approvals for the Proposed Transactions; the failure to obtain Imperial shareholder approval for the divestiture and the possibility of needing an alternative divestiture partner; the possibility of selling the transferred assets, including the brands currently expected to be divested, or which otherwise might be divested (in each case, subject to RAI’s binding obligations under the asset purchase agreement to complete the divestiture), on terms less favorable than the divestiture, due to the absence of a condition in connection with the Merger that the divestiture be completed; the possibility of having to include the DORAL brand as part of the divestiture; the effect of the announcement of the Proposed Transactions on the ability to retain and hire key personnel, maintain business relationships, and on operating results and businesses generally; the effect of restrictions placed on RAI’s, Lorillard’s or their respective subsidiaries’ business activities and the limitations put on RAI’s and Lorillard’s ability to pursue alternatives to the Proposed Transactions pursuant to the Merger Agreement and the asset purchase agreement related to the divestiture; the possibility of delay or prevention of the Proposed Transactions by lawsuits challenging the Proposed Transactions filed against RAI, the members of the RAI board of directors, Lorillard, the members of the Lorillard board of directors and BAT; the uncertainty of the value of the Merger consideration that Lorillard shareholders will receive in the Proposed Transactions due to a fixed exchange ratio and a potential fluctuation in the market price of RAI common stock; the reliance of R. J. Reynolds Tobacco Company (“RJR Tobacco”) on Imperial Sub to manufacture Newport on RJR Tobacco’s behalf for a period of time after the divestiture; RAI’s obligations to indemnify Imperial Sub for specified matters and to retain certain liabilities related to the transferred assets; the possibility of RAI’s and Lorillard’s directors and officers having interests in the Proposed Transactions that are different from, or in addition to, the interests of RAI and Lorillard shareholders generally; the possibility of changes in circumstances between the date of the signing of the Merger Agreement and the closing of the Proposed Transactions that will not be reflected in the fairness opinions obtained by the boards of directors of RAI and Lorillard from their respective advisors; a termination of the governance agreement (the “Governance Agreement”) among RAI, BAT and B&W or certain provisions of it in accordance with its terms, including the limitations on B&W’s representation on the RAI board of directors and its board committees; the effect of the substantial additional indebtedness that RAI will incur in connection with the Proposed Transactions; the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry; the impact of BAT’s significant beneficial ownership in RAI, the Governance Agreement and the provisions favoring BAT in the RAI articles of incorporation on RAI’s business, the RAI board of directors and other RAI shareholders; the possibility of actual results of operations, cash flows and financial position after the Proposed Transactions materially differing from the RAI unaudited pro forma condensed combined financial statements included in RAI’s S-4; the difference in rights provided to Lorillard shareholders under Delaware law, the Lorillard certificate of incorporation and the Lorillard by-laws, as compared to the rights Lorillard shareholders will obtain as RAI shareholders under North Carolina law, the RAI articles of incorporation, the RAI bylaws and the Governance Agreement; the failure to realize projected synergies and other benefits from the Proposed Transactions; the incurrence of significant pre- and post-transaction related costs in connection with the Proposed Transactions; and the occurrence of any event giving rise to the right of a party to terminate the Proposed Transactions. Discussions of additional risks, contingencies and uncertainties are contained in RAI’s and Lorillard’s filings with the SEC.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of such statements. Except as provided by federal securities laws, RAI is under no obligation to, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION

RAI filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that includes the Joint Proxy Statement of RAI and Lorillard that also constitutes a prospectus of RAI. The Registration Statement on Form S-4 was declared effective by the SEC on December 22, 2014. RAI and Lorillard commenced mailing the definitive joint proxy statement/prospectus to their respective shareholders on or about December 22, 2014. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY, OR ANY AMENDMENTS OR SUPPLEMENTS THERETO, WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT RAI, LORILLARD, THE PROPOSED MERGER, THE DIVESTITURE, THE SHARE PURCHASE AND RELATED TRANSACTIONS (COLLECTIVELY, THE “PROPOSED TRANSACTIONS”) AND RELATED MATTERS. Investors and shareholders are able to obtain free copies of the Joint Proxy Statement/Prospectus and other documents filed with the SEC by RAI and Lorillard through the website maintained by the SEC at www.sec.gov . In addition, investors and shareholders are able to obtain free copies of the Joint Proxy Statement/Prospectus and other documents filed with the SEC by RAI by contacting RAI Investor Relations at raiinvestorrelations@reynoldsamerican.com or by calling (336) 741-5165 or at RAI’s website at www.reynoldsamerican.com , and are be able to obtain free copies of the Joint Proxy Statement/Prospectus and other documents filed with the SEC by Lorillard by contacting Lorillard Investor Relations at investorrelations@lortobco.com or by calling (336) 335-7000 or at Lorillard’s website at www.lorillard.com.

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the acquisition, the merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. RAI and Lorillard and certain of their respective directors and executive officers and employees may be considered participants in the solicitation of proxies from the respective shareholders of RAI and stockholders of Lorillard in respect of the Proposed Transactions contemplated by the Joint Proxy Statement/Prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective shareholders of RAI and stockholders of Lorillard in connection with the Proposed Transactions, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Joint Proxy Statement/Prospectus filed with the SEC. Information regarding RAI’s directors and executive officers is contained in RAI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is filed with the SEC. Information regarding Lorillard’s directors and executive officers is contained in Lorillard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is filed with the SEC.